Exhibit 99      Audit Committee Charter

                   DATRON SYSTEMS INCORPORATED
                     AUDIT COMMITTEE CHARTER

Role and Independence

The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the corporation and such other duties as directed by the board. The membership of the committee shall consist of three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountant and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. This charter shall be reviewed and updated annually.

Responsibilities

The audit committee's primary responsibilities include:

-- Primary input into the recommendation to the board for the selection and retention of the independent accountant that audits the financial statements of the corporation. In the process, the committee will discuss and consider the auditor's written affirmation that the auditor is in fact independent, will discuss the nature and rigor of the audit process, receive and review all reports, and will provide to the independent accountant full access to the committee (and the board) to report on any and all appropriate matters.

-- Review of financial statements including quarterly reports with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded, and such other inquiries as may be appropriate.

-- Discussion with management and the auditors of the quality and adequacy of the company's internal controls.

-- Discussion with management of the status of pending litigation, taxation matters,and other areas of oversight to the legal and compliance area as may be appropriate.

-- Reporting on audit committee activities to the full board and issuance annually of a summary report (including appropriate oversight conclusions) suitable for submission to the shareholders.